FOR IMMEDIATE RELEASE

Prologis Reports Second Quarter 2020 Earnings Results

SAN FRANCISCO (July 21, 2020) – Prologis, Inc. (NYSE: PLD), the global leader in logistics real estate, reported results for the second quarter of 2020.

Net earnings per diluted share was $0.54 for the quarter compared with $0.60 for the second quarter of 2019. Core funds from operations* per diluted share was $1.11 compared with $0.77 for the same period in 2019. The second quarter of 2020 included $0.23 of net promote income, while the same period in 2019 had no net promote income.

“Our results for the quarter were excellent, driven by strong operating performance and record promote income. I’m proud of our team who has worked tirelessly to navigate the current environment,” said Hamid R. Moghadam, chairman and CEO, Prologis. “While e-commerce is clearly a tailwind, demand is broad-based across a variety of categories—a trend we saw accelerate in June.”

OPERATING PERFORMANCE

Owned & Managed	2Q20	Notes
Period End Occupancy	95.7%
Leases Commenced	42MSF	39MSF operating portfolio and ~3MSF development portfolio.
Retention	80.9%	Up 540bps from 1Q 2020

Prologis Share	2Q20	Notes
Net Effective Rent Change	22.0%	Led by U.S. at 27.7%
Cash Rent Change	9.6%
Cash Same Store NOI*	2.9%	Impacted by 42bps of bad debt

DEPLOYMENT ACTIVITY

Prologis Share	2Q20
Building Acquisitions	$8M
Weighted avg stabilized cap rate	7.6%
Development Stabilizations	$333M
Estimated weighted avg yield	6.7%
Estimated weighted avg margin	33.2%
Estimated value creation	$111M
Development Starts	$66M
Estimated weighted avg margin	48.0%
Estimated value creation	$32M
% Build-to-suit	100%
Total Dispositions and Contributions	$304M
Weighted avg stabilized cap rate (excluding land and other real estate)	6.0%

BALANCE SHEET & LIQUIDITY

Prologis ended the quarter with $4.6 billion in liquidity, while debt as a percentage of total market capitalization was 20 percent. At June 30, the company’s unconsolidated co-investment ventures had liquidity of approximately $3.3 billion and a loan-to-value ratio of approximately 18 percent. The combined investment capacity of Prologis and its open-ended vehicles, at levels in line with their current credit ratings, is over $13 billion.

During the quarter, Prologis and its co-investment ventures completed $1.6 billion of debt activity at a weighted average rate of 1.8 percent and a weighted average term of almost 13 years. This activity excludes the previously announced €313 million principal amount of 2022 and 2024 notes tendered.

“While the credit markets were turbulent through much of the quarter, we again demonstrated our ability to raise very attractive debt across our co-investment ventures and global markets,” said Tim Arndt, treasurer, Prologis. “We issued over ¥40 billion of unsecured bonds in Japan for Prologis, raised $525 million of new private placement notes for USLF and completed a new €500 million green bond issuance in PELF. Our platform allows us to be agile and strategic when sourcing capital, even when there is significant dislocation.”

At quarter end, the company’s weighted average rate on its share of total debt was 2.3 percent with a weighted average remaining term of 9.1 years.

COMMUNITIES

Racial Justice: Prologis stands in solidarity with the Black community to end racial injustice, hatred and violence. To date, the Prologis Foundation has committed $1 million toward organizations engaged in the fight against systemic racism, with donations made to the Equal Justice Initiative, the NAACP Legal Defense and Educational Fund, the National Urban League, the Center for Policing Equity, Year Up and the Dream Corps.

COVID-19 Relief: In addition to the Prologis Foundation’s $5 million global relief fund to provide financial support to nonprofits and community-based organizations, the company has offered buildings and yard space to agencies and relief organizations through its Space for Good program. Year-to-date, Prologis has donated an additional $5.5 million of in-kind rent in 13 markets globally.

2020 GUIDANCE

“While the economic impact of COVID-19 remains unknown, the combination of what we see in our proprietary data, the pace of rent collections, and dialogue with our customers gives us a more positive outlook for the back half of the year,” said Thomas S. Olinger, chief financial officer, Prologis. “Year-over-year Core FFO growth at the midpoint, excluding promotes, is extremely strong, at over 12.5%, with leverage flat. Additionally, we continue to have significant dividend coverage of 1.6x and expect to generate free cash flow after dividends of $1 billion in 2020.”

2020 GUIDANCEJanuary 2020April 2020Current

Earnings (per diluted share)

Net Earnings	$1.98 to $2.13	$1.81 to $1.88	$2.06 to $2.18
Core FFO*	$3.67 to $3.75	$3.55 to $3.65	$3.70 to $3.75

Operations

Year-end occupancy	96.0% to 97.0%	94.5% to 96.0%	95.0% to 96.0%
Cash Same Store NOI* - Prologis share	4.25% to 5.25%	1.75% to 3.25%[1]	2.5% to 3.5%[1]

Capital Deployment – Prologis Share (in millions)

Development stabilizations	$2,200 to $2,500	$1,900 to $2,200	$1,900 to $2,200
Development starts	$2,000 to $2,400	$500 to $800	$800 to $1,200
Building acquisitions	$500 to $700	$450	$500 to $600
Building contributions	$600 to $900	$650	$700 to $900
Building and land dispositions	$1,300 to $1,500	$250	$500 to $800
Realized Development gains	$300 to $400	$280	$300 to $400
Net Proceeds (Uses)	($600) to ($700)	($50) to ($350)	($100)

Strategic Capital (in millions)

Strategic capital revenue, excl promote revenue	$350 to $360	$345 to $355	$360 to $370
Net promote income, incl in Core FFO* range	$115	$115	$150

G&A (in millions)

General & administrative expenses	$275 to $285	$270 to $280	$265 to $275

1.	At the midpoint, this includes an estimated 75 basis point decline in average occupancy and a total of 75 basis points of bad debt expense.

*	This is a non-GAAP financial measure. See the Notes and Definitions in our supplemental information for further explanation and a reconciliation to the most directly comparable GAAP measure.

The earnings guidance described above includes potential gains recognized from real estate transactions but excludes any future or potential foreign currency or derivative gains or losses as our guidance assumes constant foreign currency rates. In reconciling from net earnings to Core FFO*, Prologis makes certain adjustments, including but not limited to real estate depreciation and amortization expense, gains (losses) recognized from real estate transactions and early extinguishment of debt, impairment charges, deferred taxes and unrealized gains or losses on foreign currency or derivative activity. The difference between the company's Core FFO* and net earnings guidance for 2020 relates predominantly to these items. Please refer to our second quarter Supplemental Information, which is available on our Investor Relations website at http://ir.prologis.com and on the SEC’s website at www.sec.gov for a definition of Core FFO* and other non-GAAP measures used by Prologis, along with reconciliations of these items to the closest GAAP measure for our results and guidance.

July 21, 2020, CALL DETAILS
The call will take place on Tuesday, July 21, 2020, at 9:00 a.m. PT/12:00 p.m. ET. To access a live broadcast of the call, please dial +1 (833) 968-2252 (toll-free from the United States and Canada) or +1 (778) 560-2807 (from all other countries) and enter conference code 6049156. A live webcast can be accessed from the Investor Relations section of www.prologis.com.

ABOUT PROLOGIS
Prologis, Inc. is the global leader in logistics real estate with a focus on high-barrier, high-growth markets. As of June 30, 2020, the company owned or had investments in, on a wholly owned basis or through co-investment ventures, properties and development projects expected to total approximately 963 million square feet (89 million square meters) in 19 countries. Prologis leases modern logistics facilities to a diverse base of approximately 5,500 customers principally across two major categories: business-to-business and retail/online fulfillment.

FORWARD-LOOKING STATEMENTS

The statements in this document that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on current expectations, estimates and projections about the industry and markets in which we operate as well as management's beliefs and assumptions. Such statements involve uncertainties that could significantly impact our financial results. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," and "estimates," including variations of such words and similar expressions, are intended to identify such forward-looking statements, which generally are not historical in nature. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future — including statements relating to rent and occupancy growth, development activity, contribution and disposition activity, general conditions in the geographic areas where we operate, our debt, capital structure and financial position, our ability to form new co-investment ventures and the availability of capital in existing or new co-investment ventures — are forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be attained and, therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Some of the factors that may affect outcomes and results include, but are not limited to: (i) national, international, regional and local economic and political climates; (ii) changes in global financial markets, interest rates and foreign currency exchange rates; (iii) increased or unanticipated competition for our properties; (iv) risks associated with acquisitions, dispositions and development of properties; (v) maintenance of real estate investment trust status, tax structuring and changes in income tax laws and rates; (vi) availability of financing and capital, the levels of debt that we maintain and our credit ratings; (vii) risks related to our investments in our co-investment ventures, including our ability to establish new co-investment ventures; (viii) risks of doing business internationally, including currency risks; (ix) environmental uncertainties, including risks of natural disasters; (x) risk related to the current coronavirus pandemic, and (xi) those additional factors discussed in reports filed with the Securities and Exchange Commission by us under the heading "Risk Factors." We undertake no duty to update any forward-looking statements appearing in this document except as may be required by law.

CONTACTS

Investors: Tracy Ward, +1 415 733 9565, tward@prologis.com, San Francisco

Media: Melissa Sachs, +1 415 733 9597, msachs@prologis.com, San Francisco